UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2007

Hines Real Estate Investment Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Capital Contribution to Core Fund

Effective July 1, 2007, Hines Real Estate Investment Trust, Inc. ("Hines REIT" and, together with its consolidated subsidiaries, the "Company") made an additional capital contribution of approximately $58.0 million to Hines-Sumisei U.S. Core Office Fund, L.P. (the "Core Fund"). This investment was approved by Hines REIT’s board of directors (the "Board") and the Conflicts Committee of the Board. The Core Fund is an affiliate of Hines Interests Limited Partnership ("Hines"), the sponsor of Hines REIT, and of Jeffrey C. Hines, Chairman of the Board of Hines REIT. Hines REIT made this capital contribution through Hines REIT Properties, L.P. (the "Operating Partnership"). Hines REIT is the sole general partner of and conducts substantially all of its operations through the Operating Partnership.

The Core Fund is an investment vehicle organized in August 2003 by Hines to invest in existing office properties in the United States that Hines believes are desirable long-term "core" holdings. The Operating Partnership received additional units representing non-managing general partner interests in the Core Fund in exchange for this contribution. The units were purchased at a price equal to the price at which the Core Fund would offer such units to an unaffiliated third party on the same commitment date. This contribution was made pursuant to Hines REIT’s current contractual right to invest up to 40% of any capital call made by the Core Fund. After this capital contribution, the Operating Partnership owned a 32% non-managing general partner interest in the Core Fund, which owns interests in and controls a portfolio of 23 office properties. Hines REIT funded the capital contribution using proceeds from its current public offering.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 28, 2007, the Operating Partnership acquired 5th and Bell, a six-story office building located in the central business district of Seattle, Washington. The seller is not affiliated with Hines REIT or its affiliates. The building was constructed in 2002 and consists of 197,135 square feet of rentable area that is 83% leased. Koninklijke Philips Electronics N.V., a global electronics company, leases 120,000 square feet or approximately 61% of the building’s rentable area, under a lease that expires in June 2012 and provides an option to renew for three three-year periods. Edelman, a public relations firm, leases 20,822 square feet or approximately 11% of the building’s rentable area, under a lease that expires in August 2014 and provides an option to negotiate a renewal during the second to last year of the lease term based on then-current market rates. The remaining lease space is leased to two office tenants and one retail tenant, none of which leases more than 10% of the building’s rentable area.

The maximum net contract purchase price for 5th and Bell was approximately $72.2 million, exclusive of transaction costs, financing fees and working capital reserves. The acquisition was funded using proceeds from the Company's current public offering.

In connection with the acquisition of this property, Hines REIT expects to pay its advisor, Hines Advisors Limited Partnership, an affiliate of Hines, no more than $361,000 in cash acquisition fees. Likewise, the profits interest in the Operating Partnership owned by an affiliate of Hines will increase as a result of the acquisition.

Item 7.01 Regulation FD Disclosure.

On July 3, 2007, Hines issued a press release relating to Hines REIT's acquisition of the 5th and Bell. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Property Acquired. To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than 75 calendar days after June 28, 2007.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the properties described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

July 3, 2007	By:	/s/ Frank R. Apollo

Name: Frank R. Apollo
Title: Chief Accounting Officer, Treasurer and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Hines dated July 3, 2007